Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of PotlatchDeltic Corporation, of our report dated February 26, 2021 relating to the consolidated financial statements of TexMark Timber Treasury, L.P. as of and for the years ended December 31, 2020 and 2019, appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 8, 2022